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EXHIBIT 23.6

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this Amendment No. 4 to the Registration Statement No. 333-114612 of IMC Global Inc. on Form S-4 of our report dated June 2, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle for scheduled maintenance costs and the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations.") related to the consolidated financial statements of Fertifos Administração e Participação S.A. and Subsidiaries appearing in the Proxy Statement/Prospectus of The Mosaic Company which is included as Appendix C to this Registration Statement.

/s/  DELOITTE TOUCHE TOHMATSU

Auditores Independentes

São Paulo, Brazil
September 16, 2004

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  EXHIBIT 23.6